                                                                   EXHIBIT 10.15


                                SUPPLY AGREEMENT
                                ----------------


Micromed Development Corporation, a Delaware corporation with offices at 4911 Creekside Drive, Clearwater, Florida 34620 ("MDC") and Consolidated Polymer Technologies, a Florida corporation with offices located at 11811 62nd Street North, Largo, Florida 34643-3704 ("CPT") desire to conduct business with one another.

CPT is the developer of certain resin Material (defined below) for use in Devices, and MDC is the manufacturer of certain Devices in the Field (as defined below) that incorporate the Material. MDC desires to assure itself of an EXCLUSIVE supply of Material for use in its Devices and CPT wishes to supply the Materials to MDC on the terms and conditions set forth herein:

The parties agree as follows:

     1. CERTAIN DEFINITIONS

          (a) "Material" means polymer resin, currently known as C-Flex resin numbers as listed on Schedule "A"
          (b)  "Field" means ear ventilation tube Devices
          (c) "Exclusive Territory" shall mean all parts of the world except the countries that are members of the European Community (EC)
          (d) "Non-Exclusive Territory" shall mean all countries that are members of the European Community (EC).

     2.   SALE AND PURCHASE OF THE MATERIAL

          (a) CPT shall supply Material or Devices under this agreement to MDC for sale and distribution on an EXCLUSIVE basis within the Field and Exclusive Territory and shall not supply Material or Devices to any other person or entity during the term of this agreement. CPT shall supply Material or Devices under this agreement to MDC for sale and distribution on a Non-Exclusive basis within the Field and Non-Exclusive Territory. CPT SHALL CREATE AN EXCLUSIVE PART NUMBER FOR MDC TO THE CURRENT SPECIFICATIONS OF THE MATERIAL. THIS MATERIAL, as described on Schedule "A", SHALL BE SOLD EXCLUSIVELY TO MDC, AND WILL BE AUTHORIZED SOLELY BY MDC WRITTEN PURCHASE ORDER. AS MANUFACTURED UNDER THE EXCLUSIVE DEVICE PART NUMBER(S) TO BE ASSIGNED, MDC SHALL RETAIN AN EXCLUSIVE RIGHT FOR THIS MATERIAL.

          (b) All deliveries and sales of the Material or Devices to MDC shall be initiated pursuant to the standard MDC purchase order, the current version of which CPT currently has in their possession. If the terms and provisions for any MDC purchase order or any communication from MDC or communication from CPT respecting this agreement expressly conflict with the terms and provisions hereof, then this agreement shall be deemed controlling.

          (c) MDC and CPT shall meet at least once annually to review estimated requirements for the next calendar year, that date to be negotiated between the Parties to this agreement.

          (d) CPT shall notify certain customers and agents that have or may utilize the Material for Devices that an exclusive agent status has been granted for ventilation tubes from all C-Flex material formulations. CPT will not supply or offer for sale any raw material to Xomed after this agreement has been signed or notice has been given by CPT to Xomed, except on the following terms and conditions. CPT may offer to Xomed the right to purchase up to Fifty Percent (50%) of the total amount of purchases from January 1, 1994 thru
September 1, 1994.   This offer to purchase such material will expire on January
1, 1995, and no additional material may be purchased during the term of this agreement.

     3.  PAYMENT AND MINIMUMS

     MDC shall pay to CPT a one-time, non-refundable fee of $10,000 at the signing of this agreement for the Exclusive right to the Material for Devices in the Field and Exclusive Territory.

     MDC shall purchase the minimum annual (U.S. Dollar) amounts of Devices covered by this agreement to maintain the exclusivity. CPT's remedy for MDC not purchasing the annual dollar amounts is to convert MDC'S status under this agreement to non-exclusive.

          Year 1 - $5,000.00
          Year 2 - $10,000.00
          Year 3 - $20,000.00
          Year 4 - $25,000.00
          Year 5 - $30,000.00


     4.  MANUFACTURING OF MATERIAL

          (a) CPT shall manufacture the Material and Devices in accordance with the manufacturing, packaging and quality assurance specifications, processes and protocols agreed upon by the Parties.

          (b) CPT shall NOT make any changes to specifications, processes or protocols, to the Material. If CPT finds it necessary or desirable to change the CURRENT SPECIFICATION FOR THE MATERIAL described on Schedule "A", CPT shall give this notice to MDC and provide them with a sample of the Material, along with written documentation explaining the specification, process or protocol changes. This will give MDC the opportunity to review this new Material for technical and functional acceptability. Should MDC decide to purchase this new or modified formulation for the Material, MDC shall notify CPT in writing of this decision. CPT will create a NEW EXCLUSIVE PART NUMBER FOR THE REVISED FORMULATION. These new part number(s) will be reflected in all CPT'S records and in MDC'S Purchase Orders and added to Schedule "A".

          (c) CPT agrees that the Material or Devices delivered and sold to MDC shall not be adulterated or misbranded, or in violation of any federal or state statute or regulation.

          (d) All Material delivered to MDC shall be subject to reasonable acceptance by MDC quality assurance staff. CPT shall supply a Certificate of Compliance with each shipment. At a minimum, this Certificate shall contain the lot number including tensile strength, hardness, elongation results and conformance to the current specifications.

          (e) CPT shall create independent documentation, such as Lot History Records, to track this Material or Devices throughout the entire manufacturing process. These records shall include sample(s) of the finished Material or Device and shall be retained by CPT for a period not less than Five years from the date of manufacture.

     5.  CONFIDENTIALITY

          For the purpose of this agreement, the parties may be required to share confidential information, included but not limited to specifications, samples, business and marketing plans, etc. The parties agree to make no use of the other party's confidential information other than as reasonably required to effectuate the purpose of this agreement, and neither party shall divulge the other party's confidential information with the same degree of care that would be exercised by a reasonable prudent person in similar circumstances (but in no event using a lower degree of care than such Party uses to maintain its own confidential information).

          A party's confidential information shall not include any information that the receiving party can demonstrate by reasonable evidence: (1) was already in the possession and control of the receiving party; (2) was independently derived by the receiving party; (3) at the time of the disclosure or thereafter become public knowledge through no fault or omission of the receiving party; or (4) was lawfully obtained from a third party under no obligation of confidentiality to the delivering party.

     6.  WARRANTIES

          (a) CPT DOES NOT IN ANY WAY WARRANT THE MERCHANTABILITY OR FITNESS OF THE DEVICES FOR ANY PURPOSE. CPT MAKES NO WARRANTY WITH RESPECT TO THE MATERIAL OR DEVICES, EITHER EXPRESS OR IMPLIED, EXCEPT THAT MATERIAL OR DEVICES DELIVERED PURSUANT TO THIS AGREEMENT SHALL BE IN ACCORDANCE WITH THE THEN

CURRENT SPECIFICATIONS, PROCESSES OR PROTOCOLS AGREED TO BY THE PARTIES. CPT shall be responsible for manufacturing the Material and Devices in accordance with finished product specifications agreed to by the parties. CPT agrees that MDC shall not be obligated to accept any Material or Device which fail to meet the specifications, processes or protocols when tested in accordance with the quality assurance procedures agreed to by the parties. CPT'S standard return goods policy shall apply to this agreement. CPT will not issue credit on any Material or Device which has been altered or defaced in any way or upon which any additional operations have been performed, unless it can be shown that such Material or Device failed to meet the specifications prior to the performance of such operations.

          (b) MDC hereby acknowledges that the Material or Device will be produced under this agreement are specified by CPT for implantation in the human body for a limited period of twenty-nine (29) days or less. With this understanding, MDC shall assume the following responsibilities:

          (1) MDC shall be responsible for all marketing decisions, including but not limited to the labeling, packaging, advertising, promotion and distribution of the Material or Device.

          (2) MDC shall be responsible for compliance with present and future statutes, laws, ordinances and regulations of Federal, State and local governments relating to the sterilization, labeling, advertising, promotion, sale or other distribution of Material or Devices.

          (3) MDC shall be responsible for obtaining and maintaining such regulatory clearances for Material and Devices (with the exception of clearances related to Good Manufacturing Practices, defect notifications, and registrations as a device producer, all of which shall be the responsibility of CPT) as may be required by the provisions of the Federal Food, Drug and Cosmetic Act, as amended by the Medical Amendments of 1976 and the Sale Medical Devices Act of 1990, and as may be amended from time to time.
               MDC shall indemnify and hold CPT harmless from any liability, damages or loss from any claims, suits, proceedings, demands, recoveries or expenses, including without limitation, expenses of total or partial product recalls, other than a claim or legal action out of a negligent act, falsification or omission by CPT, or a failure to comply with the specifications.

          (4) MDC shall be liable for and shall indemnify and hold harmless CPT against any liability, damages or loss (other than loss of potential sales) and from any claims, suits, proceedings, demands, recoveries or expenses, including without limitation, expenses of total or partial product recalls, in connection with any of the Material or Devices sold by MDC arising out of, based on, or caused by the design of the Device, including without limitation, the selection of polymers from which the Devices are produced, statements whether written or oral, made or alleged to be made, by MDC in its advertising, publicity, promotion, or sale of any of the Devices or arising out of, based on, or caused by MDC'S labeling, packaging or sterilization of the Devices. MDC shall maintain product liability insurance in such amounts as ordinary good business practice for the medical Device implant business would require and shall provide CPT with evidence of this coverage. CPT shall promptly notify MDC of any such claim or demand which comes to its attention.

          (5) MDC agrees to defend any suit brought against CPT for any claim that the mechanical design or method of use of any Device infringes any third party's intellectual property rights (including patents, trade secrets and the like) and will satisfy any award of damages for such infringement, provided that CPT gives MDC prompt written notice of any such suit, the opportunity to defend same and cooperation in the defense.

     7.  ABILITY TO SUPPLY

          CPT acknowledges that a reliable and continuous source of supply of Material(s) or Devices is a fundamental prerequisite to MDC's ability to manufacture and sell Devices. Therefore CPT hereby grants MDC a royalty free license, for an initial period of five (5) years, under all requisite technology to manufacture, have manufactured, and use Material or Devices solely in the Field, only upon the occurrence of (i) an Event in Section 8(d) with respect to CPT, (ii) CPT's failure to deliver Material or Devices to MDC within sixty (60) days of the required date, (iii) CPT's delivery to MDC of three (3) batches of Material or Devices within any calendar year that do not conform to the Specifications, Processes or Protocols then in effect, or (iv) CPT materially defects in the observation or performance of, or otherwise materially breaches any representation, warranty, covenant or other term hereof, and such defect or breach is not cured within sixty days of CPT's receipt of notice thereof from MDC. To give effect to the foregoing, CPT agrees to PLACE THE SUPPLIER TECHNOLOGY, RELATING TO THE FORMULATION AND MANUFACTURE OF THE MATERIAL, IN AN ENVIRONMENTALLY SECURED CONTAINER, PIECE OF EQUIPMENT OR ELECTRONIC STORAGE DEVICE (SUCH AS A FIREPROOF VAULT, FIREPROOF FILING CABINET OR COMPUTER DISC STORAGE) THAT IS

NOT WITHIN THE CONFINES OF CPT'S MANUFACTURING FACILITY(ICES). The purpose of the last clause is to assure a continuous supply of Material to MDC.

          8. TERM, RENEWAL AND TERMINATION

          (a) This agreement shall become effective on the date signed by the parties and shall remain in effect for five (5) years or until terminated pursuant to subsection (b), (c) or (d) below.

          (b) This agreement may be canceled by MDC upon one (1) year's prior written notice. At the end of the one (1) year's notice, this agreement shall convert to a non-exclusive agreement between the Parties regarding the rights to the Material only.

          (c) In addition to (and not in limitation of) any other right that may arise by reason of any breach of any representation, warranty, covenant, or other term set forth herein, this agreement may be canceled by either party upon ninety (90) days' prior written notice, if a material breach of any such representation, warranty, covenant, or other term hereof occurs and the breaching party fails to cure such breach within 90 days.

          (d) The bankruptcy, insolvency, liquidation, or other business failure of either party (including any assignment for the benefit of creditors) shall entitle the other party to terminate this agreement by notice to take effect immediately.

          (e) The provisions of Section 5 of this agreement shall survive any termination of this agreement and shall remain in full force and effect thereafter.

          (f) After the initial term, this agreement may be renewed under the same terms and conditions including a minimum annual purchase amount of 85% of the preceding year's actual purchase amount, to maintain exclusivity.

          9. PURCHASE PRICE FOR THE MATERIAL AND DEVICES

          CPT and MDC recognize the need for the Material and Device to be sold at a price consistent with both parties' cost objectives. Prices for the Material and Devices during the first year from the date of execution of this agreement shall be held firm for twelve (12) months. Pricing for the components shall be in accord with the part costing formula agreed to by the parties or mutually negotiated pricing for devices. Future prices shall be negotiated in good faith between the Parties commencing 90 days before the beginning of any new twelve month term.

          10. FORCE MAJEURE

          Neither Party shall be liable for failure to perform as required by the provisions of this agreement where such failure results from a cause beyond its reasonable control such as acts of god, acts of the other Party, acts of civil or military authority, fires, strikes, floods, epidemics, quarantine restrictions or riot, delays in transportation and inability due to causes beyond the affected Party's reasonable control to obtain the necessary labor, materials or manufacturing facilities. In the event of any delay attributable to any of the foregoing causes, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of the delay. This does not excuse the Parties from attempting to remedy any of the aforementioned circumstances.

          11. MISCELLANEOUS PROVISIONS

          (a) Access to Facilities: CPT agrees upon seven days notice, it will provide designated MDC representatives access to specified manufacturing areas for the propose of verifying CPT'S validation of manufacturing processes or quality control testing procedures specific to MDC'S Material or Devices. Upon mutual agreement of both Parties, the seven (7) day notice may be waived.

          (b) FDA Notices: CPT agrees to notify MDC within five (5) business days of any FDA inspection of the CPT facilities and will upon receipt promptly provide MDC copies of any 483 citations/observations or warning letters issued by the FDA.

          (c) Method of Communications: All notices required or permitted to be given shall be made in writing. Parties may mutually agree to designate an individual for such communications.

          (d) Entire Agreement: This agreement and attachments constitute the entire agreement between the Parties relating to the supply of Materials and Devices and supersedes all prior contracts, agreements and understandings between them.

          (e) Severability: If any provisions of this agreement shall be held or deemed to be invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions because of its conflicting with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable.

          (f) CPT will grant MDC worldwide rights to use the C-Flex logo with promotional activities, literature and product information related to ventilation tubes of MDC. CPT shall have the right to review such promotional materials prior to distribution.

IN WITNESS WHEREOF, MDC and CPT, by their duly authorized officers or agents, have executed this agreement as of the 9th day of November, 1994.

In evidence of the conclusion of this agreement, this agreement shall be prepared in two (2) counterparts and the Parties shall retain one (1) copy each.


MICROMED DEV. CORP.            CONSOLIDATED POLYMER TECH., INC.


/s/ F. Barry Bays              /s/ Larry R. Carpenter
------------------             ----------------------
By:  F. Barry Bays             By:  Larry Carpenter
Title:  Vice President & COO   Title:  President

                                  SCHEDULE "A"


C-Flex Resin Raw Material Numbers


R70-273-000
R70-272-000

Subsequent to November 9, 1994, Micromed Developement Corporation changed its name to TreBay Medical Corporation.

                                     TREBAY
                              MEDICAL CORPORATION


F. BARRY BAYS
Vice President and
Chief Operating Officer



August 16, 1995



Larry Carpenter
President
Consolidated Polymer Technologies
11811 62nd Street North
Largo, FL  34643

Re:  Amendment Letter to Supply Agreement

Dear Larry:

This letter shall serve as an amendment to the supply Agreement executed between our companies on November 9, 1994.

The parties agree to the following:

1. In section 3 of the Agreement, the minimum annual purchase commitments of Devices is hereby deleted from the agreement.

2. TreBay shall purchase compounded C-Flex material on an exclusive basis in accord with the attached pricing schedule of August 15, 1995.

3.   Schedule A to the Agreement is modified per the attached.

4.   All other provisions of the agreement are unchanged.


IN WITNESS WHEREOF, TreBay Medical Corporation and Consolidated Polymers Inc., by their duly authorized officers or agents, have executed this Amendment Letter as of the 21st day of August, 1995.

This Letter Agreement shall be prepared in two (2) counterparts and each party shall retain one (1) copy each.


TreBay Medical Corporation                      Consolidated Polymer
Technologies, Inc.



/s/ F. Barry Bays                               /s/ Larry R. Carpenter
--------------------------                      ---------------------------
By:  F. Barry  Bays                             By:  Larry R. Carpenter
Title:  Vice President & COO                    Title:  President


4911 Creekside Drive - Clearwater, Florida 34620  Phone: 813-572-5555 -
Fax: 813-572-5444

                                  SCHEDULE "A"

                       C-Flex Resin Raw Material Numbers

                                Revised 8/16/95



R70-321-000 Blue, 60A
R70-322-000 Blue, 95A
R70-323-000 Blue, 50A
R70-328-000 White, 60A
R70-329-000 White, 95A
R70-330-000 White, 5A
R70-331-000 White, 90A

                           TREBAY MEDICAL CORPORATION

                               C-FLEX(R) PRICING


                 R70-321-000  R70-322-000  R70-323-000  R700-328-00D  R700-329-000  R700-330-000  R70-331-000
                  BLUE, 60A    BLUE, 95A    BLUE, 50A    WHITE, 60A    WHITE, 95A    WHITE, 5A     WHITE 90A
                 -----------  -----------  -----------  ------------  ------------  ------------  -----------
 50 - 99 lbs          $40.48       $40.92       $40.64
100 - 199 lbs         $33.74       $34.10       $33.87        $11.60        $11.04         $9.72       $10.12
200 - 499 lbs         $28.92       $29.23       $29.03        $ 9.67        $ 9.20         $8.10       $ 8.44
500 - 799 lbs         $25.30       $25.58       $25.40        $ 7.01        $ 7.89         $5.74       $ 6.37
800 - 999 lbs         $22.49       $22.74       $22.58        $ 6.54        $ 6.90         $5.35       $ 5.95

Price quoted is per pound.

Lead times are 4 to 6 weeks